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EXHIBIT 99

SEA CONTAINERS ANNOUNCES FIRST QUARTER RESULTS

        Hamilton, Bermuda, May 11, 2005.    Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com), passenger and freight transport operator, marine container lessor and manufacturer, and leisure industry investor, today announced its results for the first quarter ended March 31, 2005. The net loss for the period was $6.8 million (loss of $0.26 per common share diluted) on revenue of $382 million, compared with a net loss of $16.9 million ($0.73 per common share diluted) on revenue of $373 million in the prior year.

        The quarter benefited from a gain of $41 million from the sale of shares in Orient-Express Hotels, however, there were non-recurring charges of $9 million in connection with the settlement with the Strategic Rail Authority in the U.K. related to the rail franchise which expired on April 30, 2005. A new 10 year franchise commenced on May 1, 2005 and no further non-recurring charges with respect to the expired franchise are anticipated. The company also incurred closure costs of its Irish Sea fast ferry service of $3 million and a loss on sale of containers of $1.2 million. It also established a charge of $2.5 million related to the dispute with GE Capital, however, it is expected this amount will be recovered through arbitration.

        The first quarter is normally a loss-making period because of seasonal losses in the company's ferry businesses. Those losses were greater in this year's first quarter than in last year's, due in the case of Silja Line primarily to the lay-up of the m.v. Finnjet representing an adverse variance of $4 million and a recognition in this year's first quarter of $4 million of costs which were previously phased to later quarters. Silja's fuel costs on a like for like basis were $2.1 million higher than in the first quarter of 2004.

        The fast ferry fleet incurred $2.3 million more refit costs in the period than last year and $0.4 million additional fuel costs.

        The Rail Division earnings excluding the non-recurring charge of $9 million were $14.2 million compared with $11 million in the year earlier period. This division performed better than budgeted, indicating strong underlying demand for GNER's rail services. From May, 2005 the new franchise came into force which initially will result in a reduction in profitability of about one third using the base case assumptions in the franchise plan, however, revenue growth should allow profits to rise to old franchise levels and better. If revenue is higher than in the base case assumptions, GNER's profits will be higher.

        The company's share of GE SeaCo profits rose to $7.3 million from $6.8 million in the prior year period, while profits from manufacturing, depots, service operations and logistics declined to $1.7 million from $2.7 million.

        The Corinth Canal, fruit farming and publishing reported a $1.3 million loss compared with a loss of $1 million in the prior year period.

        No conclusion should be drawn from the modest decline in earnings from other container activities or other businesses as the variances are due largely to seasonal or exceptional factors. All these businesses are performing satisfactorily.

        The company's investment in Orient-Express Hotels Ltd. is accounted for on the equity basis which represented a $0.9 million loss in the period compared with a $1.9 million loss in the year earlier period. That company also is generally loss making in the first quarter and the loss was substantially lower this year than last. Sea Containers owns 9.9 million shares in Orient-Express Hotels which have a current market value of about $260 million and represent 25% of Orient-Express Hotels' equity. The earnings outlook for that company is positive.

        Net finance costs in the period were $21.1 million, approximately the same as the $20.7 million reported in the year earlier period. While interest costs are rising on the company's $178 million of floating rate U.S. dollar debt, the bulk of its dollar debt is fixed rate ($556 million). The company's primary debt obligations are in floating rate euros where the interest rates are lower than for floating rate U.S. dollars. Many observers expect the widening interest rate differential to cause a strengthening of the dollar against the euro later in the year, thus the company feels it is prudent to remain borrowed substantially in euros.

        The company is currently un-hedged for its forward fuel requirements, although it was hedged for part of its first quarter consumption. Fuel prices are under constant review by the ferries division management and hedges are arranged when they feel the risk/reward relationship justifies them.

        Mr James B Sherwood, President, said that the poor performance of the ferry division was receiving the close attention of management, however, it will not be possible to turn around the business significantly until 2006 and further non-recurring charges are likely to be required in the process.

        The new Aegean Speedlines service employing one of the company's SeaCats will commence operations on May 19. This will be the first non-Greek flag vessel to be employed in the domestic trades of Greece and if the operation is successful, other fast ferries of the company will be deployed to Greek waters in 2006. A third, large fast ferry, not owned by the company, will be chartered in for operation in the SNAV-Hoverspeed fast ferry service between Italy and Croatia this season. A new route between Ancona and Zadar will be opened this year using one of the company's SeaCats within the SNAV-Hoverspeed joint venture.

        Mr Sherwood commented on the container leasing business by saying that GE SeaCo had acquired $49 million of new containers in the first quarter of this year and was now targeting about $150 million for the entire year. Current utilization of the GE SeaCo-owned container fleet is 98% and utilization of the "pool" fleet owned by GE Capital and Sea Containers is 90%. Seasonal demand for refrigerated containers, which reaches its peak in the northern hemisphere winter, has been excellent this winter while demand for standard dry containers, largely driven by Far East exports, has been less strong in this year's first quarter than last year, however, generally speaking the market is robust.

        Mr Sherwood indicated that the dispute with GE Capital over GE SeaCo's costs continues. Sea Containers has obtained a temporary restraining order against GE Capital preventing the termination of the services agreement, and is seeking an injunction extending the order pending resolution of the dispute by arbitration. The essence of the dispute is that GE Capital is trying to force Sea Containers to absorb certain costs of GE SeaCo in order to increase GE SeaCo's profitability at Sea Containers' expense. Sea Containers is insisting that the parties be bound by the terms of the agreements.

        Mr Sherwood concluded by saying that he, the chief financial officer and the divisional senior vice presidents would be making their annual investor presentation at '21' Club in New York City on Thursday, June 9 at noon. Investors wishing to attend should contact W W Galvin of The Galvin Partnership on telephone: 203-618-9800 fax: 203-618-1010, e-mail: wwg@galvinpartners.com

* * * * *

        Management believes that EBITDA (net earnings adjusted for net finance costs, tax, depreciation, amortization and the investment in Orient-Express Hotels and other equity investees) is a useful measure of operating performance, to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. However, EBITDA does not represent cash flow from operations as defined by U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations under U.S. generally accepted accounting principles for purposes of evaluating results of operations.

        This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the transport, leasing and leisure markets in which the company operates of terrorist activity and any police or military response, varying customer demand and competitive considerations, inability to sustain price increases or to reduce costs, fluctuations in interest rates, currency values and public securities prices, variable fuel prices, variable container prices and container lease and utilization rates, uncertainty of negotiating, financing and completing proposed acquisition, disposal or capital expenditure transactions, inadequate sources of capital and unacceptability of finance terms and inability to reduce debt, global, regional and industry economic conditions, shifting patterns and levels of world trade and regional passenger travel, seasonality and adverse weather conditions, changes in ferry service and ship deployment plans, possible start-up losses on new ferry services, inability of Network Rail to maintain properly the U.K. rail infrastructure, uncertainty of any recovery in the Hoverspeed litigation against U.K. Customs and Excise, uncertainty of the outcome of GE SeaCo cost disputes with GE Capital and their possible adverse financial effects on the company, and legislative, regulatory and political developments including the uncertainty obtaining other U.K. rail franchises. Further information regarding these and other factors is included in the filings by the company and Orient-Express Hotels Ltd. with the U.S. Securities and Exchange Commission.

        Sea Containers Ltd. will conduct a conference call on Thursday, May 12, 2005 at 10.00 AM (EDT) which is accessible at 212-676-5390. A re-play of the conference call will be available until 5.00 PM (EDT) Friday, May 20, 2005 and can be accessed by calling 800-633-8284 (International dial-in #: 402-977-9140) and entering reservation number 21246437. A re-play will also be available on the company's website: www.seacontainers.com.

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)

SUMMARY OF OPERATING RESULTS (UNAUDITED)

	Three months ended March 31,
	2005	2004
	$000	$000
Revenue:
Ferry operations — Silja	119,781	137,891
— Other	5,558	4,183
Rail operations	214,704	200,205
Container operations	36,593	25,858
Other	4,976	5,141

Total revenue	381,612	373,278

Earnings/(losses) before net finance costs and non-recurring charges:
Ferry operations:
Silja	(19,071)	(5,498)
Other	(14,879)	(8,690)

	(33,950)	(14,188)

Rail operations	14,164	10,983
Container operations:
GE SeaCo	7,330	6,841
Other	1,673	2,654

	9,003	9,495

Other, including property, publishing and plantations	(1,287)	(1,018)
Losses on sale of assets	(1,156)	—
Non-recurring charges	(14,500)	—
Corporate costs	(4,938)	(3,701)

Total (losses)/earnings before net finance costs	(32,664)	1,571
Net finance costs	(21,134)	(20,730)

Losses before income taxes	(53,798)	(19,159)
Benefit from income taxes	7,069	4,500

Losses before losses from investment in Orient-Express Hotels Ltd.	(46,729)	(14,659)
Investment in Orient-Express Hotels Ltd.	(904)	(1,937)
Gain on sale of Orient-Express Hotels Ltd. shares	41,099	—
Earnings from other equity investments	—	18

Net losses	(6,534)	(16,578)
Preferred share dividends	(272)	(272)

Net losses on class A and class B common shares	(6,806)	(16,850)

	$	$
Net losses per class A and class B common share:
Basic and diluted	(0.26)	(0.73)

Weighted average number of class A and class B common shares:
Basic and diluted ('000)	26,687	22,955

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)

CONSOLIDATED AND CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31, 2005	December 31, 2004
	$000	$000
Assets
Cash	174,455	129,079
Restricted cash	18,443	17,056
Accounts receivable	137,663	125,979
Due from related parties	29,772	38,030
Prepaid expenses and other	32,427	27,604
Inventories	40,909	43,001

Total current assets	433,669	380,749
Property, plant & equipment, net book value	1,760,289	1,829,113
Investments	342,312	397,755
Goodwill	18,863	18,725
Other assets	118,649	109,758

	2,673,782	2,736,100

Liabilities and Shareholders' Equity
Working capital facilities	1,100	305
Accounts payable	128,164	145,733
Accrued liabilities	235,243	254,533
Deferred revenue	17,785	14,545
Current portion of long-term debt and capital leases	151,051	165,825

Total current liabilities	533,343	580,941
Long-term debt and obligations under capital leases	1,324,740	1,364,750
Minority interest	1,912	1,646
Redeemable preferred shares	15,000	15,000
Shareholders' equity	1,190,048	1,165,024
Class B common shares with voting rights owned by a subsidiary	(391,261)	(391,261)

	2,673,782	2,736,100

SEA CONTAINERS LTD. AND SUBSIDIARIES

SUMMARY OF RESULTS BY OPERATION (UNAUDITED)

	Three months ended March 31,
	2005	2004
	$000	$000
Silja Operations
Revenue	119,781	137,891
Operating and SG&A expenses	(127,412)	(133,234)

EBITDA	(7,631)	4,657
Depreciation and Amortization	(11,440)	(10,155)

Losses before Net Finance Costs and Non-recurring charges	(19,071)	(5,498)

Other Ferry Operations
Revenue	5,558	4,183
Operating and SG&A expenses	(17,100)	(9,871)

EBITDA	(11,542)	(5,688)
Depreciation and Amortization	(3,337)	(3,002)

Losses before Net Finance Costs and Non-recurring charges	(14,879)	(8,690)

Rail Operations
Revenue	214,704	200,205
Operating and SG&A expenses	(195,256)	(184,807)

EBITDA	19,448	15,398
Depreciation and Amortization	(5,284)	(4,415)

Earnings before Net Finance Costs and Non-recurring charges	14,164	10,983

Container Operations
Revenue	36,593	25,858
Operating and SG&A expenses	(23,680)	(12,020)
Investment in GE SeaCo	7,330	6,841

EBITDA	20,243	20,679
Depreciation and Amortization	(11,240)	(11,184)

Earnings before Net Finance Costs and Non-recurring charges	9,003	9,495

Other Operations
Revenue	4,976	5,141
Operating and SG&A expenses	(5,960)	(5,867)

EBITDA	(984)	(726)
Depreciation and Amortization	(303)	(292)

Losses before Net Finance Costs and Non-recurring charges	(1,287)	(1,018)

Total EBITDA and reconciliation to Net Losses
Total EBITDA from Operations, per above	19,534	34,320
Losses on sale of assets	(1,156)	—
Non-recurring charges	(14,500)	—
Corporate Costs	(4,938)	(3,701)
Investment in OEH and other equity investments	(904)	(1,919)
Gain on sale of OEH shares	41,099	—

Total EBITDA	39,135	28,700
Depreciation and Amortization	(31,604)	(29,048)
Net Finance Costs	(21,134)	(20,730)
Taxation	7,069	4,500

Net Losses	(6,534)	(16,578)

Non-recurring charges include:
Belfast-Troon closure costs (Other Ferries)	(3,000)	—
SRA franchise payments (Rail)	(9,000)	—
GE Capital dispute charge (Corporate Costs)	(2,500)	—

	(14,500)	—

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  EXHIBIT 99
SEA CONTAINERS ANNOUNCES FIRST QUARTER RESULTS
SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL) SUMMARY OF OPERATING RESULTS (UNAUDITED)
SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL) CONSOLIDATED AND CONDENSED BALANCE SHEETS (UNAUDITED)
SEA CONTAINERS LTD. AND SUBSIDIARIES SUMMARY OF RESULTS BY OPERATION (UNAUDITED)